Exhibit 10.21

Revised Employment Agreement

This Agreement is entered into as of January 27, 2005, by and between Steven Vattuone (the “Executive”) and Micromuse Inc., a Delaware corporation (the “Company”).

1. Duties and Scope of Employment.

(a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Executive in the position of Vice President, Finance and Corporate Controller. The Executive shall report to the Company’s Chief Financial Officer.

(b) Obligations to the Company. During the term of his Employment, except as set forth below in Section 1(d), the Executive shall devote his full business efforts and time to the Company consistent with his duties determined from time to time by the Company’s Chief Financial Officer. During the term of his Employment, and without the prior written approval of the Company’s Board of Directors (the “Board”), the Executive shall not render services in any capacity to any person or entity other than the Company and its subsidiaries, and shall not act as a sole proprietor or partner or manager of any other person or entity, or as a shareholder or other equity owner owning more than one percent of the stock or any profits or voting interest of any other corporation or other entity, respectively. The Executive will be entitled to expend a reasonable amount of time performing civic and volunteer activities if these activities are first disclosed to the Company’s Chief Executive Officer and Chief Financial Officer and do not interfere with his duties to the Company.

(c) No Conflicting Obligations. The Executive represents and warrants to the Company that:

(i) he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement;

(ii) he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any former employer or other third party has any right, title or interest,

(iii) his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person; and

(iv) he has returned to the persons entitled thereto all property and confidential information belonging to any prior employer.

(d) Commencement Date. The Executive shall commence his employment relationship with the Company and full-time Employment as Vice President, Finance and Corporate Controller as soon as reasonably practicable after the date of this Agreement, but not later than January 28, 2005. The date that the Executive reports for full-time employment will be the date of employment for purposes of computing compensation as an executive. Micromuse has agreed to allow Executive to provide on-site assistance to his former employer, but not to exceed twelve (12) full working days. Executive may provide reasonable additional assistance to his former employer via telephone or e-mail.

(e) Principal Office of the Executive. The Executive’s principal office for the performance of services under this Agreement shall be at the Company’s current corporate headquarters in San Francisco, California, or other location within the San Francisco Bay Area as may be designated by the Company in the event the Company relocates its corporate headquarters. The Executive will also travel for business as reasonably needed in connection with his executive duties.

2. Cash and Incentive Compensation.

(a) Salary. The Company shall pay the Executive as compensation for his services a base salary at a gross annual rate of not less than $175,000. Such salary shall be payable in semi-monthly increments in accordance with the Company’s standard payroll procedures. The annual compensation specified in this Section 2(a), together with any increases in such compensation that the Board may grant from time to time, is referred to in this Agreement as “Base Compensation.”

(b) On Target Bonuses. In addition to Base Compensation, the Executive shall be eligible to receive bonuses (“Bonus”) in accordance with the Incentive Compensation Plan. Executive’s annual target Bonus amount will be $50,000 per year ($12,500 per quarter).

(c) Stock Options. The Company shall grant the Executive non-statutory stock options covering a total of seventy five thousand (75,000) shares of the Company’s common stock, under the Company’s 1997 Stock Option/Stock Issuance Plan, as amended (the “Plan”), as follows:

(i) The Compensation Committee of the Board shall grant these options to the Executive on the date that the Executive commences full-time employment with the Company under this Agreement, if commercially possible. The exercise price of the options shall be equal to the fair market value of the Company’s common stock on the date of grant as determined by the Compensation Committee under the Plan. The term of these options shall be 7 years, subject to earlier expiration in the event of the termination of the Executive’s Employment as set forth in this Agreement and the Plan.

(ii) The option shares shall become exercisable and vested over a four (4) year period as follows: 18,750 shares become exercisable and vested upon the Executive completing his initial twelve (12) continuous months of full-time Employment measured from the date of grant, and thereafter 1/48th of the 75,000 shares become exercisable and vested monthly upon the Executive completing each additional month of Employment over the succeeding 36 month period commencing on the 12 month anniversary of the date of grant, with any fractional shares being addressed upon exercise by the Company in accordance with the Plan.

(iii) The grant of the foregoing options shall be evidenced by the Notice of Grant and Stock Option Agreement attached as Exhibit A. The foregoing summary of option terms is qualified by reference to the provisions of Exhibit A, the Plan included in Exhibit B, and other applicable provisions of this Agreement.

(iv) The grant of the foregoing options is not intended to preclude additional stock option or other equity awards, if any, that may be made in the discretion of the Compensation Committee of the Company’s Board of Directors.

3. Vacation and Executive Benefits.

(a) Vacation. During the term of his Employment, the Executive shall be eligible for paid vacation of up to fifteen (15) days per year accruing as of Commencement Date and up to six (6) paid days per calendar year for illness or personal business (in each case prorated for any partial year and in addition to any generally applicable Company holidays) and otherwise in accordance with the Company’s standard policy applicable to its executive officers, as it may be amended from time to time.

(b) Other Benefits. During the term of his Employment, the Executive shall be eligible to participate in any benefit plans maintained by the Company in which the Company’s employees generally or executive officers as a group are eligible to participate, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan. Subject to the foregoing, and as the same may be changed or terminated by the Company in its discretion on a group basis, the foregoing benefits currently consist of group medical, dental, vision and EAP insurance paid by the Company for the Executive, group long term disability insurance and life insurance and AD&D coverage for one times annual base salary paid by the Company for the Executive, and eligibility to participate in a flexible spending account plan and 401(k) plan subject to the terms of participation established from time to time for those plans.

4. Business Expenses. During the term of his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.

5. Term of Employment.

(a) Basic Rule. The Company agrees to continue the Executive’s Employment, and the Executive agrees to remain in Employment with the Company, from the commencement date set forth in Section 1(d) until the date when the Executive’s Employment terminates pursuant to Subsection (b) or (c) below. The Executive’s Employment with the Company shall be “at will.” Any contrary representations that may have been made or implied to the Executive are superseded by this Agreement. This Agreement, including Sections 6 and 7 below, shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company other than the Executive.

(b) Termination. The Company may terminate the Executive’s Employment at any time and for any reason (or no reason), and with or without Cause as defined in Section 6, by giving the Executive notice in writing. The Executive may terminate his Employment at any time and for any reason (or no reason), and with or without Good Reason as defined in Section 6, by giving the Company notice in writing not less than thirty (30) days prior to the intended date of termination. The Executive’s Employment shall terminate automatically in the event of his death.

(c) Permanent Disability. The Company may terminate the Executive’s active Employment due to Permanent Disability by giving the Executive notice in writing. For all purposes under this Agreement, “Permanent Disability” shall mean that the Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than one hundred (100) days during any period of 12 consecutive months as the result of his incapacity due to physical or mental injury, disability or illness.

(d) Rights upon Termination. Except as expressly provided in Section 6 or 7, upon the termination of the Executive’s Employment pursuant to this Section 5, the Executive shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 earned and accrued for the period through the effective date of the termination. The Company shall pay the Executive all accrued but unpaid salary, bonus and reimbursements owed as of the date of the termination of his Employment, and otherwise provide the Executive COBRA and other accrued but unpaid payments or benefits, if any, that may be required by applicable law. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Executive.

(e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Executive’s obligations under Section 8.

6. Termination Benefits.

(a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below and Section 7 shall not apply unless the Executive has executed (and not revoked under any revocation right, if any, allowed by law) a general release (in substantially the form attached to this Agreement as Exhibit C) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company, except that he shall not be required to release any rights he may otherwise have under any indemnity agreement or any available insurance described in Section 10(j), nor any vested benefits or rights under the Company’s employee benefit plans and programs.

(b) Severance Pay. If, during the term of this Agreement, the Company terminates the Executive’s Employment for any reason other than Cause or Permanent Disability or the Executive resigns his Employment for Good Reason, then:

(i) the Company shall pay the Executive his Base Compensation for a period of six (6) months following the termination of his Employment at the rate in effect at the time of the termination of Employment, which shall be paid in accordance with the Company’s standard payroll procedures or in a lump sum, at Company’s election; and

(ii) the Company shall pay the Executive an amount equal to the On Target Bonus amount in effect at the time of termination of Employment as a Target Bonus if and only if that amount would otherwise have been payable under Section 2(b) with respect to the period of six (6) months following termination of his employment under the then most recent Target established under Section 2(b) if he had remained employed by the Company, due at such date or dates such a Target Bonus would otherwise have been determinable and payable, or in a lump sum, at Company’s election.

(iii) With regard to payments provided under this Subsection (b) or other post termination compensation or benefits, the Executive shall be under no duty to mitigate his damages, and the Company shall be entitled to no offset rights in the event the Executive secures other employment.

(c) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean any of the following acts or omissions of the Executive:

(i) Refusal to perform his duties under this Agreement or any other material breach of this Agreement, or any material breach of the Proprietary Information and Inventions Agreement between the Executive and the Company or the code of conduct referred to in Section 10(c);

(ii) Conviction of, or a plea of “guilty” or “no contest” to, a felony or crime involving moral turpitude under the laws of the United States or any state thereof;

(iii) Fraud, embezzlement or misappropriation of the assets of the Company or other deliberate acts of dishonesty or misfeasance at the expense of the Company or its subsidiaries, successors or assignees;

(iv) Willful misconduct or gross negligence in the performance of duties assigned to the Executive under this Agreement, or

(v) Willful or grossly negligent failure to comply with securities or other laws applicable to the Executive, or for which the Executive is responsible for assuring compliance, that results in significant harm to the Company;

Provided that, despite the foregoing, such definitions of Cause shall not apply to acts or omissions otherwise listed above that are both (A) isolated or inadvertent and did not occur willfully or in bad faith, and (B) insubstantial in their effect on the Company, unless the Company has given reasonable written notice to the Executive describing the proscribed action in reasonable detail and the Executive has failed to remedy the acts or omissions described in such notice within thirty (30) days after the Executive is given such notice.

(e) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean:

(i) The assignment to the Executive, without his prior consent, of any duties or any other action by the Company that result in (A) a requirement for him to report to an officer or office of the Company other than the Chief Financial Officer and/or the Chief Executive Officer and/or any appointed Chief Operating Officer and/or the Board of Directors or any committee thereof, or (B) an overall and substantial diminution in his responsibilities in the area of finance; or

(ii) Any failure by the Company to comply with any of the material provisions of this Agreement;

Provided that, despite the foregoing, such definitions of “Good Reason” shall not apply to any acts or omissions of the Company unless the Executive has given written notice to the Company describing the proscribed action in reasonable detail, and the Company has failed to remedy the acts or omissions described in such notice within forty-five (45) days (or such other period as reasonably agreed by the parties) after the Company is given such notice.

7. Change in Control. If the Company is subject to a Change in Control or Corporate Transaction as defined in the Plan that is consummated during the term of the Executive’s Employment under this Agreement, and the Company or its successor terminates the Executive’s Employment for any reason other than Cause or Permanent Disability, or the Executive resigns his Employment for Good Reason, in each case upon or within twelve (12) months after such consummation, then:

(a) The Executive shall be entitled to receive the Base Compensation and Target Bonus amount specified in Section 6(b); and

(b) The following additional provisions shall apply to the options to purchase 75,000 shares of the Company’s common stock described in Section 2(c), but subsequent options, if any, awarded to the Executive outside of this Agreement shall be governed by their specific terms and/or the Plan, and not this Section 7 unless otherwise specified in such future grants:

(i) If the Change in Control or Corporate Transaction is consummated on or within the first nine (9) months after the date the Employment commences under Section 1(d) of this Agreement, and if and only if the Executive’s Employment ends as provided above in this Section 7, then the Executive will receive immediate vesting of a portion of the options that are unvested as of the date of Executive’s termination so that a maximum of 18,750 option shares is then vested.

(ii) If the Change in Control or Corporate Transaction is consummated following the end of the initial nine (9) months after the Employment commences under Section 1(d) of this Agreement, and if and only if his employment ends as provided above in this Section 7, the

Executive will receive immediate vesting of fifty percent (50%) of any unvested portion of the options as of the date of termination.

(iii) Notwithstanding the foregoing, if there is Corporate Transaction and the acquiring or surviving corporation does not elect to assume, or substitute new options for, the options granted to the Executive under this Agreement, the Executive shall have the right to exercise the options granted to him under this Agreement (A) up to a maximum of 18,750 option shares immediately prior to the closing of a Corporate Transaction that is consummated on or within nine (9) months after the date of this Agreement (whether or not his employment ends as provided in this Section 7), and (B) up to a maximum of fifty percent (50%) of any then unvested options (plus any previously vested options), immediately prior to the closing of a Corporate Transaction that is consummated more than nine (9) months after the date of this Agreement (whether or not his employment ends as provided in this Section 7). If this clause (iii) applies, then, as provided in the Plan, immediately following the consummation of the Corporate Transaction, all outstanding options held by the Executive shall terminate and cease to be outstanding.

(iv) The provisions of this Section 7 shall supercede and govern in lieu of any inconsistent or contrary provisions of the Plan relating to a Corporate Transaction or Change of Control.

(v) The number of shares referred to in Section 7(b) shall be adjusted to reflect a stock split or similar other change in the capital structure of the Company as provided in the Plan.

8. Executive’s Restrictive Covenants.

(a) Non-Competition. During the period commencing on the date of this Agreement and continuing until the date on which Executive’s Employment terminates for any reason, the Executive shall not, directly or indirectly (other than with the Company’s prior written consent), commence or otherwise engage in a Competitive Business Activity. The term “Competitive Business Activity” shall mean: (i) engaging in, or managing or directing persons engaged in, the development, licensing, leasing, sale or distribution of network management software or service assurance or fault detection software or any other business, defined by the Company with similar specificity, which the Company or any of the Company’s affiliates can demonstrate that it is, at the time of such termination, actively engaged in (“Competing Business”), whether independently or as an executive, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise; (ii) acquiring or having an ownership interest in any entity that derives more than 15% of its gross revenues from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market or 5% or less if not so tradable; or (iii) participating in the planning, financing, operation, management or control of any firm, partnership, corporation, entity or business described in clause (ii) above.

(b) Non-Solicitation. During the period commencing on the date of this Agreement , the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive’s own behalf or on behalf of any other person or entity) either (i) the employment of any employee in the finance division, or any executive, of the Company or any of the Company’s affiliates for a period of one (1) year from the date when the Executive’s employment terminates for any reason , or (ii) the business of any customer of the Company or any of the Company’s affiliates with whom the Executive had material contact during his Employment for a period of six (6) months from the date when the Executive’s employment terminates for any reason, to the extent this clause (ii) is lawfully enforceable to protect the Company’s trade secrets.

(c) Non-Disclosure. The Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference, a copy of which is attached as Exhibit D.

(d) Injunctive Relief. The Executive acknowledges and agrees that his failure to perform any of his covenants in this Section 8 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Executive consents to the entry of an injunction to restrain any breach of this Section 8.

(e) Survival. The covenants in this Section 8 shall survive any cancellation, termination, rescission or expiration of this Agreement and the termination of the Executive’s Employment with the Company for any reason.

9. Successors.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, and binding upon, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered to the U.S. Postal Service for delivery by registered or certified mail or (iii) delivered to a comparable private service offering guaranteed deliveries in the ordinary course of its business. Notice under clauses (ii) and (iii) shall be valid only if delivery charges have been prepaid and a return receipt will be furnished. In the case of the Executive, notice under clauses (ii) and (iii) shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, notice under clauses (ii) and (iii) shall be addressed to its corporate headquarters and directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. This Agreement and the attached Exhibits A through D contain the entire understanding of the parties with respect to the subject matter hereof, and supercede any other prior or contemporaneous term sheets, agreements, representations or understandings (whether oral or written and whether express or implied). Notwithstanding the foregoing, the Executive acknowledges that Nasdaq listing standards require the Company to maintain a code of business conduct that meets the definition of a code of ethics as defined in SEC rules (Regulation S-K Item 406) and that is applicable to all directors, officers and employees of the Company. The Executive agrees to abide by the obligations of the code of business conduct that generally apply to officers and employees of the Company, as set forth in the code that the Company from time to time publishes on its website or files with the SEC. In the event of a conflict between the terms of this Agreement and the terms of the Exhibits to this Agreement, the terms of this Agreement will supersede the terms of the Exhibits.

(d) Withholding Taxes. All payments and compensatory benefits made and to be made under this Agreement shall be subject to reduction to reflect all taxes or other charges required to be withheld by all applicable laws.

(e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of California without regard to principles of conflicts of law.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Arbitration. Subject to the rights of either party to seek injunctive or other relief from a court relating to matters covered by Section 8 or trade secret or proprietary information claims, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Executive’s Employment or the termination thereof, shall be settled in the metropolitan area in which the Executive’s principal office is or was most recently located, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The Executive and the Company expressly waive all rights to have such disputes resolved via trial before a judge and/or jury. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company shall initially pay all fees and expenses of the arbitrator. However, the Company or the Executive, as the case may be, shall bear all fees and expenses of the arbitrator and all of the reasonable legal fees and out-of-pocket expenses of the other party if the arbitrator determines that the claim or position of the Company or the Executive, as the case may be, was without reasonable foundation. The Executive and the Company hereby consent to personal jurisdiction of the state and federal courts located in the state where the Executive’s principal office is or most recently was located for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants. The parties will be entitled to reasonable discovery of essential matters as determined by the arbitrator. In the arbitration, the parties will be entitled to all remedies that would have been available if the matter were litigated in a court of law. The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based.

(h) No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Micromuse Inc.

		/s/	Steven Vattuone
Steven Vattuone

By:	/s/ Nell O’Donnell
Title:	Senior Vice President and General Counsel

Exhibit List

Exhibit A	Notice of Grant and Stock Option Agreement
Exhibit B	Prospectus and copy of 1997 Stock Option/Stock Issuance Plan
Exhibit C	Form of Release under Section 6(a)
Exhibit D	Proprietary Information and Inventions Agreement